Exhibit 99.10
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them a statement on Schedule 13D with respect to the Class A Common Stock, par value $0.01 per share, of Morton Industrial Group, Inc. beneficially owned by each of them. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.
     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of the 29th day of March, 2006

/s/ William D. Morton

William D. Morton

/s/ Mark W. Mealy

Mark W. Mealy

Eastover Group LLC

By:	/s/ Mark W. Mealy

Name: Mark W. Mealy Title: Managing Member